[Palmetto Bancshares, Inc. Logo Omitted]

To Our Shareholders:

As we complete the first quarter of another year, we are pleased to report on the excellent financial condition of Palmetto Bancshares, Inc. and improved operating results over the first quarter of last year. Net income for the first quarter of this year was $2.9 million, an increase of 18.2% over the $2.5 million posted for the first quarter of 2002. Net income per share on a fully diluted basis was $.45 compared with $.38 for the same period of 2002, an increase of 18.4%. Return on average assets improved to 1.42% for the first quarter of 2003 while return on average shareholders' equity increased to 17.01%. The Board of Directors approved an increased dividend payment for the quarter of $.12 per share reflecting the excellent operating results of the quarter.

The boost in first quarter net income was achieved primarily from a 7.3% increase in net interest income, a 3.0% improvement in noninterest income, and relatively unchanged overhead expenses of $7.2 million compared with first quarter 2002.

Growing our asset base is particularly strategic to bottom line results. We are pleased with a 15.6% growth in the total loan portfolio to $657.7 million at March 31, 2003 over the same period for 2002. In addition to good growth in consumer and commercial loans, strong gains in single family mortgage originations continued to boost interest income and mortgage servicing fees. The refinancing of mortgages has continued at a brisk rate in the first quarter of 2003 as a result of the lowest interest rates for mortgage financing in recent memory.

Asset quality continues to receive close management attention. In the first quarter of 2003, net charged-off loans declined 35% from levels reported in the first quarter of 2002 to .34%, as a percentage of average loans, less those mortgage loans held for sale, reflecting improved loan quality even under challenging times for many of our local economies. We continue to see excellent progress toward developing a credit culture for Palmetto Bank that reflects a desire for the highest possible asset quality under present conditions. While non-performing loans as a percentage of the total loan portfolio are slightly ahead of first quarter last year, we expect improvement as we go further into the year.

From our retail offices we continued to see strong deposit growth. Excellent growth in transaction balances partly reflects a shift to financial asset stability and safety from the poor performance of equity investments in recent years. We, of course, could expect this trend to reverse as equity markets improve. For the quarter, total deposits, including retail repurchase agreements and commercial paper, increased 10.7% over 2002 results and have provided adequate funding for total asset expansion of 11.6% at March 31, 2003.

To date we have seen excellent operating results that support an improved share-trading price for your company. Recent trades in the $28.50 - $29.00 per share range continued to outperform the broad indexes for equity investments in the first three months of 2003.

The exceptional performance of the first quarter is a direct result of the outstanding abilities and efforts of our employees and their desire to achieve superior long-term shareholder value for the company.

As we enter the 97th year in our history and growth, we are mindful of the lessons and experiences of the past, yet are comfortable in the knowledge that we have assembled a staff of dedicated employees who individually understand a responsibility to shareholders, to customers, to each fellow employee, and to our communities. As shareholders, we are always mindful of your concerns, and we appreciate your continued loyal support.

Sincerely,


/s/ L. Lean Patterson

L. Lean Patterson
Chairman and Chief Executive Officer

                          CONSOLIDATED BALANCE SHEETS
                       (in thousands, except share data)

                                                             March 31,
                                                      2003              2002
                                                      ----              ----
                                                            (unaudited)
Assets
Cash and due from banks                            $ 32,953            36,079
Federal funds sold                                   14,479            22,280
Federal Home Loan Bank (FHLB) stock, at cost          1,868             1,733
Investment securities available for
   sale at fair market value                        113,138           104,873
Mortgage loans held for sale                         11,093            13,363
Loans                                               646,628           555,660
   Less allowance for loans losses                   (6,771)           (5,744)
                                                   --------          --------
      Loans, net                                    639,857           549,916
Premises and equipment, net                          19,805            19,522
Accrued interest receivable                           4,114             4,740
Other assets                                         15,792            12,014
                                                   --------          --------
            Total assets                           $853,099           764,520
                                                   ========          ========

Liabilities and Shareholders' Equity
Liabilities
Deposits
   Noninterest-bearing                             $116,615           101,945
   Interest-bearing                                 622,144           565,695
                                                   --------          --------
      Total deposits                                738,759           667,640

Retail repurchase agreements                         16,261            16,798
Commercial paper (Master notes)                      16,965            13,154
Other liabilities                                    11,358             6,225
                                                   --------          --------
      Total liabilities                             783,343           703,817
                                                   --------          --------
Shareholders' equity
Common stock - par value $5.00 per share;
   authorized 10,000,000 shares; issued
   and outstanding 6,329,909 and 6,291,578
   at March 31, 2003 and 2002, respectively          31,650            31,458
Capital surplus                                          89                29
Retained earnings                                    36,314            29,148
Accumulated other comprehensive
   income, net of tax                                 1,703                68
                                                   --------          --------
      Total shareholders' equity                     69,756            60,703
                                                   --------          --------

         Total liabilities and shoareholders'
           equity                                  $853,099           764,520
                                                   ========          ========

                       CONSOLIDATED STATEMENTS OF INCOME
                       (in thousands, except share data)

                                                     For the three months
                                                        ended March 31,
                                                    2003              2002
                                                    ----              ----
                                                          (unaudited)
Interest income
  Interest and fees on loans                    $  10,722            10,528
  Interest and dividends on investment
    securities available for sale                   1,006             1,077
  Interest on federal funds sold                       35                58
  Dividends on FHLB stock                              23                26
                                                ---------          --------
         Total interest income                     11,786            11,689

Interest expense
  Interest on deposits, including retail            2,804             3,308
     repurchase agreements
  Interest on federal funds purchased                   4                 1
  Interest on commercial paper (Master
     notes)                                            23                34
                                                ---------          --------
         Total interest expense                     2,831             3,343
                                                ---------          --------
               Net interest income                  8,955             8,346
                                                ---------          --------

Provision for loan losses                             900               900
                                                ---------          --------
          Net interest income after provision
             for loan losses                        8,055             7,446
                                                ---------          --------

Noninterest income
  Service charges on deposit accounts               2,004             1,825
  Fees for trust and brokerage services               637               612
  Gains on sales of mortgage loans                    339               225
  Gains on sales of investment securities              95               140
  Other                                               398               569
                                                  ---------          --------
          Total noninterest income                  3,473             3,371

Noninterest expense
  Salaries and other personnel                      3,670             3,679
  Net occupancy                                       567               548
  Furniture and equipment                             813               635
  FDIC assessment                                      39                28
  Postage and supplies                                396               382
  Marketing and advertising                           184               255
  Telephone                                           184               193
  Cardholder processing                               136               141
  Sales finance losses                                 11                24
  Other                                             1,228             1,288
                                                ---------          --------
          Total noninterest expense                 7,228             7,173

                                                ---------          --------
             Income before income taxes             4,300             3,644
                                                ---------          --------

Income tax provision                                1,398             1,189
                                                ---------          --------

          Net income                            $   2,902             2,455
                                                =========          ========

Share Data
  Net income - Basic                            $    0.46              0.39
  Net income - Diluted                               0.45              0.38
  Cash dividends                                     0.12              0.11
  Book value                                        11.02              9.65
  Highest trading price during period               29.00             27.00
  Weighted average common shares                6,326,698         6,287,279
     outstanding - Basic
  Weighted average common shares                6,482,699         6,473,816
     outstanding - Diluted

                            Selected Financial Ratios


                                                          FOR THE THREE MONTHS
                                                            ENDED MARCH 31,
                                                          2003           2002
                                                          ----           ----
                                                              (unaudited)
Significant Operating Ratios Based on Earnings
Return on average assets                                   1.42%          1.34
Return on average equity                                  17.01          16.33
Net interest margin                                        4.73           4.94
Efficiency ratio                                          57.88          60.29


Significant Capital Ratios
Average equity to average assets                           8.33%          8.19
Equity to assets at year end                               8.18           7.94
Tier 1 risk based capital                                  9.50           9.94
Total risk based capital                                  10.53          10.96
Tier 1 leverage ratio                                      7.59           7.61


Significant Credit Quality Ratios
Nonaccrual loans to total assets                           0.42%          0.36
Net charge-offs to average loans less                      0.34           0.59
   mortgage loans held for sale

BANK NOTES

- We hope that you have had an opportunity to see The Palmetto Bank's commercials on WYFF Channel 4, as we have made a commitment to sponsor the Money Matters segment of the news. Recently, two additional commercial spots highlighting banking conveniences - the Telephone Banking Center and Early Bird Hours - were shot to rotate with the existing spot, which focuses on The Palmetto Bank overall. We are always looking for ways to market our fine organization, its products, and excellent service, thus boosting exposure, building our business across the Upstate, and increasing your shareholder value.

- As a Bank of Promise, we are committed to investing into the youth of our communities. The Palmetto Bank recently submitted a story describing a five-hour Saturday class taught by a group of five Palmetto Bank employees to Old 96 Girl Scout troops. The class, called CentsAbility, was designed to teach kids the importance of good personal finance. The Palmetto Bank was selected as the "featured Bank of Promise" and the article submitted has been posted on the national ABA Bank of Promise web site. We invite you to read the article by accessing the following link on-line at http://www.aba.com/About+ABA/ap_main.htm.